EXHIBIT 8.3


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                            [FINPRO, INC. LETTERHEAD]

August 25, 1998

Board of Directors
Ridgewood Financial, Inc.
Ridgewood Savings Bank of New Jersey
531 North Maple Avenue
Ridgewood, New Jersey 07450

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan (the "Plan") adopted by the Board of Directors of Ridgewood Savings Bank of New Jersey (the "Bank"), whereby the Bank will reorganize into the Mutual Holding Company form of organization by converting from a New Jersey chartered mutual savings bank to a New Jersey chartered stock savings bank and issuing 100% of its stock to a middle tier stock holding company ("Mid Tier Company") and the Mid Tier Company issuing in excess of 50% of its outstanding capital stock to the Company so long as the Mutual Holding Company remains in the mutual form.

We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Common Stock are to be issued to (i) Eligible Account Holders;
(ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members, collectively referred to as the "Recipients." Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community, Public or Syndicated Public Offerings, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

          (1)  the Subscription Rights will have no ascertainable  market value;
               and

          (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe for shares of Common Stock in the reorganization will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                              Very truly yours,

                                              FinPro, Inc.

                                              /s/ Donald J. Musso
                                              ----------------------------------
                                              Donald J. Musso
                                              President